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                                                                EXHIBIT 10.1

                        [ATLANTIS PLASTICS LETTERHEAD]


                                                    April 8, 1996


Mr. Anthony F. Bova
President and Chief Executive Officer
Atlantis Plastics, Inc.
1870 The Exchange Suite 200
Atlanta, Georgia 30339

RE: AMENDMENT TO EMPLOYMENT AGREEMENT


Dear Tony:

     Reference is made to the Employment Agreement, dated as of February 1, 1995, between Atlantis Plastics, Inc. (the "Company") and yourself, as amended (the "Employment Agreement.") Except as set forth herein, capitalized terms used in this letter agreement have the meanings ascribed to them in the Employment Agreement.

     Because the Company's Adjusted Earnings Per Share for the fiscal year ended December 31, 1995 was a negative number, you did not earn Incentive Compensation for that year. The Compensation Committee of the Board of Directors has approved a modification to the provisions of the Employment Agreement for the Company's fiscal year ending December 31, 1996 ("FY 96.") The modification, which is described below, will be applicable only for FY 96. The provisions of Exhibit A to the Employment Agreement, as in effect prior to the modification set forth below, will once again be applicable for the Company's 1997, 1998 and 1999 fiscal years.

     The modification is as follows:

     1. For purposes of the calculations described herein, Adjusted Earnings Per Share for FY 96 shall not be rounded to the nearest whole cent; rather, such amount shall be rounded to the nearest tenth of a cent.

     2. If the Company's Adjusted Earnings Per Share for FY 96 are $0.25 or less, you will not be entitled to Incentive Compensation for FY 96.

     3. For every tenth (1/10) of a cent by which the Company's Adjusted Earnings Per Share for FY 96 exceeds $0.25, you will be entitled to Incentive Compensation for FY 96 in an amount equal to one-third of one percent of your 1996 Base Salary; provided, however, that in no event shall your Incentive Compensation for FY 96 exceed 200% of your 1996 Base Salary.


            EXAMPLE: Assume that the Company's Adjusted
            Earnings Per Share for FY 96 are $0.4255. This amount, rounded to the nearest tenth of cent, is equal to $0.426, which exceeds $0.25 by $0.176, or 176 tenths of a cent. 176 times one-third of one percent equals 58-2/3%. Assuming that your 1996

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Mr. Anthony F. Bova
April 8, 1996
Page 2


            Base Salary is $309,000, you would be entitled to Incentive Compensation of $181,280 for FY 96.

        If the foregoing accurately reflects our agreement with respect to the foregoing modification to the Employment Agreement, kindly sign the duplicate copy of this letter agreement enclosed herewith and return it to Peter
Klein.

                                             Sincerely,


                                             /s/ Earl W. Powell
                                             ---------------------
                                             Earl W. Powell
                                             Chairman of the Board




                                             ACCEPTED AND AGREED:



                                             /s/ Anthony F. Bova
                                             ---------------------
                                             Anthony F. Bova